BONE BIOLOGICS COMPLETES $1.4 MILLION ROUND OF FINANCING

BURLINGTON, (August 22, 2017) – Bone Biologics (OTC: BBLG), a developer of orthobiologic products for domestic and international spine fusion markets, announced today the completion of a $1.4 million funding round with Musculoskeletal Transplant Foundation and Hankey Capital, LLC. The funding represents the first round of a previously announced private placement. Proceeds will be used for working capital, protein development, laboratory and testing equipment necessary to support such development, regulatory and clinical expenses, and development work to extend the patent life of NELL-1, as well as for other purposes not presently contemplated herein but which are related directly to growing the Company’s current business, research and development activities

The securities offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

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Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.